UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rogers Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 14, 2016, Pegasystems Inc. (the “Company”) announced that it has appointed Ken Stillwell, age 45, as the Company’s Chief Administrative Officer, Chief Financial Officer and Senior Vice President, effective July 7, 2016.

Mr. Stillwell’s offer letter specifies the details of his compensation and provides for his employment on an “at-will” basis at an annual base salary of $400,000. Mr. Stillwell is eligible for an annual bonus of up to fifty percent of his base salary, subject to the funding provisions of the applicable bonus plan. Mr. Stillwell is also eligible to receive a $200,000 sign-on bonus, which is repayable to the Company in the event of a voluntary termination by Mr. Stillwell, or a causal termination by the Company, within twelve months of Mr. Stillwell’s date of hire. In the event the Company terminates Mr. Stillwell’s employment without cause, he is eligible to receive a severance payment equal to six months of his base salary, plus an additional month for each year of service up to a maximum of twelve months, provided Mr. Stillwell signs a mutually acceptable form of release. Additionally, in the event of a change of control and termination of Mr. Stillwell’s employment, Mr. Stillwell’s unvested equity will accelerate.

The Company will also provide Mr. Stillwell with an equity grant, of which sixty percent will be stock options and forty percent restricted stock units, and for which the Company will incur a $3,000,000 expense and the estimated timeframe for consideration for an additional grant will be deferred to January 2018. The grant is subject to approval by the Company’s Compensation Committee following the commencement of Mr. Stillwell’s employment. The vesting schedule for the equity grant is subject to acceleration in full, in the event of a change in control and termination of Mr. Stillwell’s employment.

A copy of Mr. Stillwell’s offer letter is attached hereto as Exhibit 99.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders

The 2016 Annual Meeting of Stockholders of the Company was held on June 10, 2016. At the Annual Meeting, the following items were presented to the stockholders of the Company for their approval, and approved by the indicated votes:

1. To elect the eight nominees named in the Company’s definitive proxy statement to serve on the Company’s Board of Directors until its 2017 Annual Meeting of Stockholders. Each nominee for director was elected by a vote of stockholders as follows:

	Peter Gyenes	Richard Jones	Steven Kaplan	James O’Halloran	Sharon Rowlands	Alan Trefler	Larry Weber	William Wyman
FOR	61,461,587	61,896,207	62,018,399	61,483,339	64,770,026	64,133,473	61,982,109	62,012,147
AGAINST	3,466,364	3,031,530	2,909,816	3,444,876	158,995	810,073	2,945,995	2,915,943
ABSTAIN	23,431	23,645	23,167	23,167	22,361	7,836	23,278	23,292
NON VOTES	5,976,384	5,976,384	5,976,384	5,976,384	5,976,384	5,976,384	5,976,384	5,976,384

2. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers. The compensation of the Company’s named executive officers was approved on a non-binding advisory basis by a vote of stockholders as follows:

Executive Compensation
FOR	64,802,499
AGAINST	130,284
ABSTAIN	18,599
NON VOTES	5,976,384

3. To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan. The proposal was approved by a vote of stockholders as follows:

Long-Term Incentive Plan
FOR	45,092,472
AGAINST	19,632,950
ABSTAIN	225,960
NON VOTES	5,976,384

4. To approve the Restricted Stock Unit Sub-Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants. The proposal was approved by a vote of stockholders as follows:

French RSU Sub-Plan
FOR	59,710,287
AGAINST	5,013,633
ABSTAIN	227,462
NON VOTES	5,976,384

5. To ratify the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. The proposal was approved by a vote of stockholders as follows:

Auditors
FOR	70,722,617
AGAINST	199,698
ABSTAIN	5,451

Item 7.01.	Regulation FD Disclosure

On June 14, 2016, the Company issued a press release announcing the appointment of Mr. Stillwell as its Chief Administrative Officer, Chief Financial Officer and Senior Vice President, effective July 7, 2016.

A copy of the Company’s press release is attached hereto as Exhibit 99.2.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: June 14, 2016	By:	/s/ Anne T. Warner
Anne T. Warner General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

EX-99.1	Offer Letter between Pegasystems Inc. and Ken Stillwell dated June 1, 2016

EX-99.2	Press Release Issued June 14, 2016